EXHIBIT 11
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                      TEXACO INC. AND SUBSIDIARY COMPANIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
         FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
         ---------------------------------------------------------------
                     (millions of dollars, except as noted)

                                                                                             (Unaudited)
                                                                         -------------------------------------------------
                                                                         For the nine months          For the three months
                                                                         ended September 30,           ended September 30,
                                                                         -------------------          --------------------
                                                                         1998          1997           1998         1997
                                                                         ----          ----           ----         ----

Basic Net Income Per Common Share:
----------------------------------

     Net income less preferred stock dividend requirements             $   776        $ 1,999       $   202        $   476
                                                                       =======        =======       =======        =======

     Average shares outstanding (thousands)                            529,433        519,553       525,836        520,003
                                                                       =======        =======       =======        =======

     Basic net income per share (dollars)                              $  1.47        $  3.85       $  0.38        $  0.91
                                                                       =======        =======       =======        =======


Diluted Net Income Per Common Share:
------------------------------------

     Net income less preferred stock dividend requirements             $   776        $ 1,999       $   202        $   476

     Adjustments, mainly ESOP preferred stock dividends (a)                 25             26             -              8
                                                                       -------        -------       -------        -------

     Net income for diluted net income per share                       $   801        $ 2,025       $   202        $   484
                                                                       =======        =======       =======        =======

     Average shares outstanding (thousands)                            529,433        519,553       525,836        520,003

     Adjustments, mainly ESOP preferred stock (a)                       19,142         20,487           546         20,190
                                                                       -------        -------       -------        -------

     Shares outstanding for diluted computation (thousands)            548,575        540,040       526,382        540,193
                                                                       =======        =======       =======        =======

     Diluted net income per share (dollars)                            $  1.46        $  3.75       $  0.38        $  0.90
                                                                       =======        =======       =======        =======

(a) For the three months ended September 30, 1998, ESOP preferred stock had an anti-dilutive effect and, therefore, is excluded from the computation of diluted earnings per share .
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